Exhibit 99.1

February 8, 2023

Sam Klepfish

1983 New York Avenue

Brooklyn, New York 11210

Re:Shares of Common Stock of Innovative Food Holdings, Inc.

Dear Sam Klepfish:

This letter is being delivered in connection with the purchase from Sam Klepfish (“Seller”) by JCP Investment Partnership, LP and Bandera Master Fund LP (each individually, a “Purchaser” and collectively, the “Purchasers”) of 720,000 shares of common stock, par value $0.01 (the “Securities”), of Innovative Food Holdings, Inc., a Florida corporation (the “Company”) at a purchase price of $0.25 per share.

1. Subject to the terms and conditions of this letter agreement, at the Closing (as defined below) Seller will sell, assign, transfer and convey to each Purchaser, and each Purchaser will purchase, the amount of Securities for an aggregate purchase price as set forth on Exhibit A attached hereto (the “Purchase Price”). The purchase and sale of the Securities shall take place remotely via the exchange of documents and signatures, at 4:00 p.m., Eastern Time, on Monday, February 8, 2023 (which time and place are designated as the “Closing”). At the Closing, Seller shall deliver written instructions to the Escrow Agent (as defined below) to transfer the Securities to the respective Purchaser in the amount and to the account listed on Exhibit A attached hereto and, each Purchaser will deliver their respective amount of the Purchase Price to the Escrow Agent by a wire transfer of immediately available funds in an amount equal to the Purchase Price to the bank account listed on Exhibit A attached hereto.

2. Seller and Purchasers agree that the “Escrow Agent” shall be Feder Kaszovitz LLP, a law firm with an address at 845 Third Avenue, 11th Floor, New York, NY 10022, Attn: Irving Rothstein, Esq. The Escrow Agent shall maintain any funds received hereunder in a non-interest bearing account. Upon receipt of confirmation from the Company’s transfer agent that the correct number of Securities have been issued to a Purchaser (the “Transfer Notice”), the Escrow Agent shall promptly deliver the amount of the Purchase Price related thereto to Seller. In the event the Escrow Agent does not receive the Transfer Notice within 7 days of the Closing, upon request of a Purchaser, the Transfer Agent shall promptly return to such Purchaser its respective portion of the Purchase Price. The Escrow Agent’s only duties or responsibilities shall be as specifically set forth herein. The Escrow Agent acting in good faith may assume that any notice or instruction received by it hereunder is authentic and the Escrow Agent shall have no duty to inquire with respect thereto. If any dispute shall arise among the parties with respect to the escrow, the Escrow Agent may (a) commence an interpleader or similar action permitted to stakeholders in the courts of New York State and deposit the escrowed funds into the court where such action has been commenced, or (b) retain the escrowed funds pending either a settlement of such dispute or final determination of the rights of the respective parties thereto. Purchasers acknowledge that the Escrow Agent represents the Company and Seller in this and other unrelated matters and agrees that the Escrow Agent shall at all times (including during disputes between the parties, whether or not involving litigation) be able to represent the Company and/or Seller as its attorneys in connection with the transactions contemplated by this letter agreement or any resulting transactions or litigation as well as in any other related or unrelated matters and waives any claims as a result of such representation, including specifically but without limitation, claims of conflict of interest. The parties hereto, jointly and severally agree to indemnify and hold the Escrow Agent harmless from and against any and all expenses (including reasonable counsel fees), liabilities, claims, damages, actions, suits or other charges incurred by or assessed against the Escrow Agent for anything done or omitted by it in the performance of its duties hereunder, except as a result of its own gross negligence or willful misconduct. In the event of litigation with respect to the escrowed funds or the Securities, the expenses and fees incurred by the Escrow Agent shall be borne by the party who does not prevail in such litigation.

3. Seller hereby represents and warrants to each Purchaser as of the date hereof and as of the Closing as follows: (i) Seller has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (ii) the execution and delivery by Seller of this letter agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iii) this letter agreement has been duly executed and delivered by Seller and assuming due authorization, execution and delivery of this letter agreement by Purchasers constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (iv) Seller owns, beneficially and/or of record, the Securities and has good, valid and marketable title to the Securities, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, proxies, liens, charges, encumbrances, options and adverse claims or rights whatsoever (“Liens”), except for restrictions on transfer arising under applicable federal and state securities laws, (v) (a) the Internal Revenue Service (“IRS”) Form W-9 or (b) IRS Form W-8BEN-E, IRS Form W-8BEN or other applicable IRS Form W-8 (including any IRS forms, documents or schedules required to be attached thereto) delivered to the Purchasers prior to the date of this letter agreement was properly completed and executed by Seller, (vi) within 7 days of the Closing, Seller will deliver to each Purchaser good, valid and marketable title to its respective portion of the Securities, free and clear of all Liens, except for restrictions on transfer arising under applicable federal and state securities laws, (vii) the execution and delivery of this letter agreement and the performance by Seller of its obligations hereunder will not (y) violate or breach any statute, law, rule or regulation applicable to Seller or order applicable to Seller or by which Seller or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Seller is a party or by which Seller or any of its properties may be bound except in the case of clauses (y) and (z), where such violations, breaches and defaults would not affect Seller’s ability to execute, deliver and perform its obligations under this letter agreement in any material respect and (viii) there is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of Seller, threatened against Seller that would reasonably be expected to impede the consummation of the transactions described herein.

4. Seller acknowledges that each Purchaser, certain of each Purchaser’s affiliates (within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (“Affiliates”)), and each Purchaser’s and such Affiliates’ directors, officers, partners, stockholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (collectively, the “Purchaser Related Parties”) (a) are existing stockholders and/or directors of the Company and collectively have a representative on the Company’s board of directors and that the Purchaser Related Parties now possesses and/or may have access to and may hereafter possess and/or have access to certain non-public information concerning the Company and its Affiliates and/or the Securities (the “Non-Public Information”) that may or may not be known by Seller which may constitute material information with respect to the foregoing, and (b) the Purchaser Related Parties are relying on this letter agreement and would not enter into a transaction to purchase the Securities from Seller absent this letter agreement.  Seller agrees to sell the Securities to Purchasers notwithstanding that it is aware that such Non-Public Information exists and that each Purchaser has not disclosed all Non-Public Information to it.  Seller acknowledges that it is an “accredited investor” within the meaning of Rule 501(a)(4) or (6) of Regulation D promulgated under the Securities Act and a sophisticated seller with respect to the purchase and sale of securities such as the Securities and that Purchasers have no obligations to Seller to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Seller, the Non-Public Information could foreseeably affect Seller’s willingness to enter into this letter agreement and the price that Seller would be willing to accept to sell the Securities. Moreover, such Non-Public Information may indicate that the value of the Securities is substantially lower or higher than the Purchase Price. Additionally, Seller acknowledges that it has adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the sale of the Securities, and has independently and without reliance upon Purchasers, and based upon such information as the Seller has deemed appropriate, made its own analysis and decision to sell the Securities to Purchasers. Seller is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Seller and Purchasers. Seller has conducted an independent evaluation of the Securities to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Seller to the Non-Public Information known by Purchasers, Seller is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Seller, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

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5. Each Purchaser hereby represents and warrants, severally but not jointly, to Seller as of the date hereof and as of the Closing as follows: (i) each Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Purchaser has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (iii) the execution and delivery by Purchaser of this letter agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by Purchaser and assuming due authorization, execution and delivery of this letter agreement by Seller constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (v) the execution and delivery of this letter agreement and the performance by Purchaser of its obligations hereunder will not (x) violate or breach any provision of each Purchaser’s organizational or governing documents, (y) violate or breach any statute, law, rule or regulation applicable to Purchaser or order applicable to Purchaser or by which Purchaser or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Purchaser is a party or by which Purchaser or any of its properties may be bound, except in the case of clauses (y) and (z), where such violations, breaches or defaults would not affect Purchaser’s ability to execute, deliver and perform its obligations under this letter agreement in any material respect, (vi) there is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that would reasonably be expected to impede the consummation of the transactions described herein and (vii) at the Closing each Purchaser will deliver its respective portion of the Purchase Price in good and immediately available funds to the Escrow Agent.

6. Purchaser acknowledges that the Seller serves on the Company’s Board of Directors and that (a) Seller now possess and may hereafter possess Non-Public Information that may or may not be known by Purchasers which may constitute material information with respect to the foregoing, and (b) the Seller is relying on this letter agreement and would not enter into a transaction to sell the Securities to Purchasers absent this letter agreement.  Each Purchaser agrees to purchase its respective portion of the Securities from Seller notwithstanding that it is aware that such Non-Public Information exists and that Seller may not have disclosed all Non-Public Information to it.  Each Purchaser acknowledges that it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) (7) or (8) of Regulation D promulgated under the Securities Act. Each Purchaser acknowledges that it is a sophisticated purchaser with respect to the purchase and sale of securities such as the Securities and that Seller has no obligations to Purchasers to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Purchasers, the Non-Public Information could foreseeably affect each Purchaser’s willingness to enter into this letter agreement and the price that each Purchaser would be willing to pay to purchase the Securities. Moreover, such Non-Public Information may indicate that the value of the Securities is substantially lower or higher than the Purchase Price. Additionally, each Purchaser acknowledges that it has adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the purchase of the Securities, and has independently and without reliance upon Seller, and based upon such information as each Purchaser has deemed appropriate, made its own analysis and decision to purchase the Securities from Seller. Each Purchaser is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between such Purchaser and Seller. Each Purchaser has conducted an independent evaluation of the Securities to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Purchasers to the Non-Public Information known by Seller, each Purchaser is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Each Purchaser, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

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7. Each of Seller and Purchaser agrees that this letter agreement, including, without limitation, the representations, warranties, agreements, waivers, releases, acceptances and acknowledgments contained herein, shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns, and shall survive the execution and delivery of this letter agreement and the consummation of the sale of Seller’s Securities to Purchaser.

8. This letter agreement constitutes the entire agreement between the parties, supersedes any prior agreements and understandings, written or oral, between the parties with respect to the subject matter of the agreement, and contains the only representations or warranties on which the parties are entitled to rely and no amendments or modifications thereto, shall be valid unless made in writing and signed by the parties hereto.

9. This letter agreement may be executed in counterparts.

10. This letter agreement shall be construed in accordance with the internal laws of the State of New York and the parties agree to and accept the exclusive jurisdiction of the courts of appropriate jurisdiction sitting in the Borough of Manhattan, City of New York, New York with respect to any action relating to this letter agreement.

11. All notices, claims or demands required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered personally or delivered by nationally recognized overnight courier, or by email to the addresses set forth on Exhibit A attached hereto. Any party may change the address for notices to be sent to it by written notice delivered pursuant to the terms hereof.

12. Each of the parties hereto shall, at any time and from time to time before and after the Closing, execute and deliver or cause to be executed and delivered to the other parties such further consents, approvals, conveyances, assignments and other documents and instruments as any parties reasonably request in order to carry out any and all of the terms and provisions of this letter agreement.

13. The parties hereby irrevocably agree to (i) WAIVE THEIR RIGHTS TO A TRIAL BY JURY and (ii) the non-prevailing party of the litigation (as determined by the court) shall be responsible for all of the court costs, filing fees and other expenses incurred by the prevailing side as well as the reasonable attorney’s fees of such prevailing party, as the court shall determine but in no event shall such amount be in excess of $15,000.

[Signatures appear on the following page]

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Please indicate your acknowledgment and agreement to the foregoing by signing below where indicated.

SELLER:

By:	/s/ Sam Klepfish
	Name:	Sam Klepfish

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

PURCHASERS:

JCP Investment Partnership, LP

By:	JCP Investment Management, LLC, as the Investment Manager /s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Managing Member

Bandera Master Fund LP

By:	Bandera Partners LLC, as the Investment Manager /s/ Jefferson Gramm
	Name:	Jefferson Gramm
	Title:	Managing Member

ESCROW AGENT:

Feder Kaszovitz LLP

By:	/s/ Irving Rothstein
	Name:	Irving Rothstein
	Title:	Of Counsel

Exhibit A

Allocations of Securities Among Purchasers

Name of Purchaser	Number of Shares	Purchase Price
JCP Investment Partnership, LP	360,000	$90,000 ($0.25 per share)
Bandera Master Fund LP	360,000	$90,000 ($0.25 per share)

Securities Account Information

Name of Purchaser	Account Information
JCP Investment Partnership, LP
Bandera Master Fund LP

Escrow Agent Wire Transfer Instructions

Each Party’s Address for Notice

Name	Address
JCP Investment Partnership, LP	1177 West Loop South Suite 1320 Houston, TX 77027 Attn: James C. Pappas
Bandera Master Fund LP	50 Broad Street Suite 1820 New York, New York 10004 Attn: Jefferson Gramm
Sam Klepfish